UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                           FORM 12b-25

                   NOTIFICATION OF LATE FILING

 (Check One)  [ ] Form 10-K and Form 10-KSB[ ] Form 20-F [ ] Form 11-K
              [X] Form 10-Q and Form 10-QSB[ ] Form N-SAR

               For Period Ended:  March 31, 2003

              [ ] Transition Report on Form 10-K
              [ ] Transition Report on Form 20-F
              [ ] Transition Report on Form 11-K
              [ ] Transition Report on Form 10-Q
              [ ] Transition Report on Form N-SAR
              For the Transition Period Ended:_______________________

Read Attached Instruction Sheet Before Preparing Form. Please Print or Type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A

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PART 1 - REGISTRANT INFORMATION
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Full Name of Registrant:   Maxxzone.com, Inc.
                          -----------------------------
Former Name if Applicable: N/A
                          -----------------------------
Address of Principal Executive Office

                    1770 N. Green Valley Parkway, Suite 3214
                    ----------------------------------------
                             Street and Number

                           Las Vegas, Nevada 89014
                           -----------------------
                          City, State and Zip Code


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PART II - RULES 12B-25(b) AND (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to RULE 12b-25(b), the following should be completed. (Check box if appropriate)


[X]        (a)     The reasons described in reasonable detail in
                   Part III of this form could not be eliminated without unreasonable effort or expense;

[ ]        (b)     The subject annual report, semi-annual report,
                   transition report on Form 10-K, Form 20-F, 11-K,
                   Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]        (c)     The accountant's statement or other exhibit required
                   by RULE 12b-25(c) has been attached if applicable.


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PART III - NARRATIVE
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State below in reasonable detail the reasons why the Form 10-KSB, 11-K, 20-F, 10-QSB or N-SAR or portion thereof could not be filed within the prescribed time period.

The accountants have not had the opportunity to finish their review audit of financial data in time for the Company to file its quarterly report prior to the due date. The Company will file the Form 10-QSB by the extension date.


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PART IV - OTHER INFORMATION
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(1) Name and telephone number of person to contact in regard to this notification


   Roland Becker                   (702)           616-7337
--------------------------      -----------   -------------------
      (Name)                    (Area Code)   (Telephone Number)


(2) Have all other periodic reports required under Section 12 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12
         12 months (or for such shorter period that the registrant was required to file such reports) been filed?

         If the answer is no, identify report(s).  [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

         [ ] Yes [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.







                         Maxxzone.com, Inc.
               ---------------------------------
          (Name of Registrant as Specified in Charter)

     Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                                   Maxxzone.com, Inc.

      Date: May 14, 2003
                                   By: /s/ Roland Becker
                                   -----------------------------
                                   Roland Becker, Chief Executive Officer